Filed Pursuant to Rule 424(b)(5)
Registration No. 333-255658

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 17, 2021)

Up to $18,125,000

American Depositary Shares

We have entered into a Controlled Equity OfferingSM Sales Agreement (the “sales agreement”) with Cantor Fitzgerald & Co., (“Cantor Fitzgerald”) or (the “Sales Agent”), relating to our American Depositary Shares, each representing twenty (20) ordinary shares, no par value, of the Company (the “ADSs”) offered by this prospectus supplement and the prospectus, dated May 17, 2021, related to this offering, referred to as the prospectus. This prospectus supplement is not complete and must be read together with the prospectus.  In accordance with the terms of the sales agreement, we may offer and sell our ADSs having an aggregate offering price of up to $75 million from time to time through the sales agent.

Sales of our ADSs, if any, under this prospectus supplement and the prospectus may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Cantor Fitzgerald will act as sales agent on a best efforts basis and use commercially reasonable efforts to sell on our behalf all of the ADSs requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between the sales agent and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Our ADSs are traded on the Nasdaq Capital Market under the symbol “CMMB.” On April 22, 2022, the closing price of our ADSs as reported by the Nasdaq Capital Market was $3.39 per ADS.

The sales agent will be entitled to compensation under the terms of the sales agreement at a commission rate of 3.0% of the aggregate gross sales price per share sold. In connection with the sale of our ADSs on our behalf, the sales agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the sales agent will be deemed to be underwriting commissions or discounts.

Since entering into the sales agreement on April 30, 2021, we have sold an aggregate of 699,806 ADSs under the sales agreement, having an aggregate gross offering price of $15.9 million.

As of March 22, 2022, the aggregate market value of our outstanding ADSs held by non-affiliates (“public float”) was $54,376,896, based on 11,404,515 ADSs outstanding as of March 22, 2022, of which 10,240,470 ADSs were held by non-affiliates, and a per ADS price of $5.31 based on the closing sale price of such ADS on March 22, 2022. Pursuant to General Instruction I.B.6 of Form S-3, in no event may we offer securities pursuant to this prospectus supplement and the prospectus with an aggregate offering price of more than one-third of the aggregate market value of our ADSs held by non-affiliates in any twelve-month period, for as long as the aggregate market value of our ADSs held by non-affiliates is less than $75,000,000. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the twelve calendar months prior to and including the date of this prospectus supplement.

We are filing this prospectus supplement to amend the prospectus to update the dollar amount of ADS we may sell under General Instruction I.B.6 of Form S-3. Pursuant to this prospectus supplement, we may offer and sell an additional $18,125,000 of our ADSs under the sales agreement. If our public float increases such that we may offer and sell more than $18,125,000 under General Instruction I.B.6 of Form S-3, then we will file another prospectus supplement prior to making sales in excess of such amount.

If, subsequent to the date of this prospectus supplement, the aggregate market value of our outstanding ADSs held by non-affiliates equals or exceeds $75,000,000, then the one-third limitation on sales will not apply to additional sales made pursuant to this prospectus supplement and the prospectus.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus supplement, the prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement as described on page SP-20  of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 25, 2022

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time sell ordinary shares, ADSs, debt securities, warrants or units comprising any combination of these securities, in one or more offerings up to a total dollar amount of $200 million. Under this prospectus supplement, we may from time to time offer and sell our ADSs having an aggregate offering price of up to $18,125,000, at prices and on terms to be determined by market conditions at the time of the offering. The $18,125,000 of ADSs that may be sold under this prospectus supplement are included in the $200 million of securities that may be sold under the registration statement to which this prospectus supplement relates.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus supplement forms a part, includes additional information not contained in this prospectus supplement. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find Additional Information.”

In this prospectus supplement, unless otherwise indicated, “Chemomab Therapeutics,” “Chemomab,” “the Company,” “our company,” “we,” “us” and “our” refer to Chemomab Therapeutics Ltd. and its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement shall not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus supplement, the prospectus or incorporated by reference in this prospectus supplement and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus supplement, the prospectus and any related free writing prospectus, the information incorporated by reference herein and the registration statement of which this prospectus supplement is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus supplement, the prospectus and the documents incorporated by reference and our financial statements and related notes that are incorporated by reference in this prospectus supplement.

Our Business

Chemomab is a clinical-stage biotechnology company focused on the discovery and development of innovative therapeutics for fibrotic and inflammatory diseases with high unmet needs. Based on the unique and pivotal role of the soluble protein CCL24 (as described below) in promoting fibrosis and inflammation, Chemomab developed CM-101, a monoclonal antibody designed to bind and block CCL24 activity. CM-101 has demonstrated the potential to treat multiple severe and life-threatening fibrotic and inflammatory diseases.

Chemomab has pioneered the therapeutic targeting of CCL24, a chemokine that promotes various types of cellular processes that regulate inflammatory and fibrotic activities through the CCR3 receptor. The chemokine is expressed in various types of cells, including immune cells, endothelial cells and epithelial cells. We have developed a novel CCL24 inhibiting product candidate with dual anti-fibrotic and anti-inflammatory activity that modulates the complex interplays of both of these inflammatory and fibrotic mechanisms that drive abnormal states of fibrosis and clinical fibrotic diseases. This innovative approach is being developed for difficult to treat rare diseases, also known as orphan indications or diseases, such as primary sclerosing cholangitis (“PSC”) and systemic sclerosis (“SSc”) for which patients have no established disease modifying standard of care treatment options.

CM-101, the Company’s lead clinical product candidate, is a first-in-class humanized monoclonal antibody that hinders the basic function of the soluble chemokine CCL24, also known as eotaxin-2, as a regulator of major inflammatory and fibrotic pathways. We have demonstrated that CM-101 interferes with the underlying biology of inflammation and fibrosis through a novel and differentiated mechanism of action. Based on these findings, Chemomab is actively advancing CM-101 into Phase 2 clinical studies directed toward two distinct clinical indications including patients with liver, skin, and/or lung fibrosis. We are currently conducting a Phase 2 clinical study in PSC, a rare obstructive and cholestatic liver disease.  The study is actively recruiting patients in Europe and Israel and is being expanded by adding additional dosing arms as well as an open label extension. The Company also plans to extend the trial by adding new territories with significant recruitment potential. In addition, we are planning to initiate a Phase 2 clinical trial in SSc in the second half of 2022. The trial in SSc, a rare autoimmune rheumatic disease characterized by fibrosis in the skin and the lung, will focus on establishing biological and clinical proof of concept in this patient population following treatment with CM-101. Although our primary focus relates to these two rare indications, an additional Phase 2 clinical study is currently enrolling patients with liver fibrosis derived due to non-alcoholic steatohepatitis (“NASH”). This trial will provide important safety and PK data that may support the development of a CM-101 subcutaneous formulation and results are expected by the end of the year.

Fibrosis is the abnormal and excessive accumulation of collagen and extracellular matrix, the non-cellular component in all tissues and organs, that provides structural and biochemical support to surrounding cells. When present in excessive amounts, collagen and extracellular matrix lead to scarring and thickening of connective tissues, affecting tissue properties and potentially leading to organ failure. Fibrosis can occur in many different tissues, including lung, liver, kidney, muscle, skin, and the gastrointestinal tract, resulting in a wide array of progressive fibrotic conditions. Fibrosis and inflammation are intrinsically linked. While a healthy inflammatory response is necessary for efficient tissue repair; after disease or injury, an excessive, uncontrolled inflammatory response can lead to tissue fibrosis.

Recent Developments

New Executive Appointments

On February 10, 2022, our shareholders approved the appointment of Dr. Dale Pfost, our Chief Executive Officer, to the additional role of Chairman of our Board of Directors. This appointment followed the resignation of our previous Chairman of the Board, Dr. Stephen Squinto, who concurrent with his resignation effective December 19, 2021, became an ad-hoc strategic advisor and consultant to us in connection with our corporate and business strategy and corporate development.

On January 4, 2022, we announced the addition of Jack Lawler, who brings extensive experience managing global clinical trials, as Vice President of Global Clinical Development Operations.

On December 3, 2021, biotechnology executive and medical and clinical trial expert David Weiner, MD, joined us as our interim Chief Medical Officer.

On November 4, 2021, our Board of Directors approved the appointment of Mr. Donald Marvin as our Chief Financial Officer, Executive Vice President and Chief Operating Officer. Following the commencement of Mr. Marvin’s service as Chief Financial Officer, Ms. Sigal Fattal ceased her service as our Chief Financial Officer; however, Ms. Fattal continues to serve in her capacity as our Vice President of Finance.

On October 25, 2021, our shareholders approved the appointment and compensation of Dr. Dale Pfost as our Chief Executive Officer. Simultaneous with the approval of Dr. Pfost’s service as our Chief Executive Officer, he commenced his term as a Class III Director. Dr. Pfost is not compensated for his service as a Class III Director. Following the commencement of Dr. Pfost’s service as Chief Executive Officer, Dr. Adi Mor ceased her service as our Chief Executive Officer, however she continues to serve in her role as our Chief Scientific Officer and a member of our Board of Directors.

Revisions to Chemomab’s Clinical Programs

On March 9, 2022, we announced that, following a comprehensive strategic review, we are making revisions to our current clinical programs. The changes are designed to optimize the clinical development of lead product candidate CM-101 by maximizing the clinical information obtained, generating additional important data to support future advancement to registration trials, and decreasing the overall risk in the CM-101 clinical development program in the lead indications of PSC and SSc, as well as potentially in additional indications where the scientific rationale is strong. The key top-line changes to the clinical development programs include the following:

Expanding our commitment to primary sclerosing cholangitis with an enlarged clinical trial that adds an important dose finding component. We plan to significantly expand the Phase 2 clinical trial in PSC by implementing a dose finding component to the CM-101 development program. We will be increasing the size of the study by adding additional dose cohorts, including plans to evaluate both a lower and a higher dose level of CM-101 to support future potential registrational trials. In addition, we plan to add an open-label extension to the trial to evaluate the safety, tolerability and durability of effect over longer treatment durations.

Focusing our clinical efforts in systemic sclerosis on establishing earlier biological and clinical proof of concept. We plan to focus our SSc trial towards establishing biological and clinical proof of concept in this patient population. We are revising the design of our planned SSc trial in a way that should enable an expedited path to proof of concept data, as well as further elucidation of the different mechanisms of action of CM-101 in treating the skin, lung and vascular damage seen in SSc patients.

Early completion of enrollment in our safety, pharmacokinetic and biomarker liver fibrosis study, yielding a data readout targeted near the end of 2022. We will be completing enrollment in our ongoing safety, tolerability and biomarker trial that is evaluating the subcutaneous formulation of CM-101 in liver fibrosis patients. We believe the early completion of this study should be sufficient to achieve our key objectives—exploring safety and providing the pharmacokinetic data needed to assess next steps in the development of the subcutaneous formulation—while allowing us to focus our resources on our lead indications of PSC and SSc.

We expect that the proposed changes to the CM-101 development program will provide important data on the clinical dose response relationship to inform the broader development program and to identify the optimal dose to advance in later PSC trials. The modifications are also expected to generate proof of concept data on clinically relevant aspects of SSc, a complex rheumatological disorder, to best inform the development path for a novel, first-in-class therapeutic like CM-101, along with relevant safety and tolerability data to support the evaluation of higher doses and inform decisions on next steps in the development of the subcutaneous formulation.

Shelf Registration Statement and ATM Offering

On April 30, 2021, we filed a shelf registration statement on Form S-3 with the SEC (File No. 333-255658) for the issuance and sale by us of up to $200,000,000 of our ordinary shares, ADSs, debt securities, warrants and units comprising any combination of the foregoing securities (the “Shelf Registration Statement”). On the same date, we entered into the sales agreement with Cantor Fitzgerald, pursuant to which we may offer and sell, from time to time, at our option, through or to Cantor Fitzgerald, up to an aggregate of $75,000,000 of our ADSs. Any ADSs to be offered and sold under the sales agreement will be issued and sold pursuant to the Shelf Registration Statement by methods deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act, or if specified by us, by any other method permitted by law. During the period from April 30, 2021 through the date of this prospectus supplement, we sold an aggregate of 699,806 ADSs pursuant to the Sales Agreement for a total gross consideration of $15.9 million.

Impact of COVID-19

Since March 2020, the COVID-19 pandemic has dramatically expanded into a worldwide pandemic, creating macro-economic uncertainty and disruption in the business and financial markets. Many countries around the world, including Israel, have been taking measures designated to limit the continued spread of the COVID-19 pandemic, including the closure of workplaces, restricting travel, prohibiting assembling, closing international borders and quarantining populated areas. Our clinical trial sites have been affected by the COVID-19 pandemic, and as a result, commencement of the enrollment in our clinical trials of CM-101 in PSC was delayed, and the enrollment rate has been affected as well. As a result, we expanded our patient recruiting efforts to additional territories. In addition, after enrollment in these trials, patients might still discontinue participation in these trials because of possible COVID-19 implications.

Based on management’s assessment, the extent to which the COVID-19 pandemic will further impact our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain the COVID-19 or treat its impact. We are carefully monitoring the restrictions due to the COVID-19 pandemic and will adjust activities accordingly.

Corporate Information

We were incorporated on September 22, 2011 under the laws of the State of Israel. In March 2021, in connection with the Merger, we changed our name from Anchiano Therapeutics Ltd. to Chemomab Therapeutics Ltd. Our principal executive offices are located at Kiryat Atidim, Building 7, Tel Aviv, Israel 6158002, and our phone number is +972-77-331-0156. Our website is: www.chemomab.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement. We have included our website address as an inactive textual reference only.

THE OFFERING

Securities offered by us	ADSs, each representing twenty (20) ordinary shares, no par value, having an aggregate offering price of up to $18,125,000.

ADSs to be outstanding immediately after this offering
Up to 16,751,123 ADSs, assuming sales of 5,346,608  ADSs in this offering at an offering price of $3.39 per ADS, which was the last reported sale price of our ADSs on the Nasdaq Capital Market on April 22, 2022. The actual number of ADSs issued will vary depending on the sales price under this offering.

Plan of Distribution	“At the market offering” that may be made from time to time through Cantor Fitzgerald, the sales agent. See “Plan of Distribution.”

Use of Proceeds
We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including continued clinical development of our product candidates as well as research activities. See “Use of Proceeds” on page SP-9 of this prospectus supplement.

Risk Factors
Investing in our securities involves significant risks. See the information under the heading “Risk Factors” beginning on page SP-6 of this prospectus supplement, as well as under similar headings in the prospectus and in the documents incorporated by reference into this prospectus supplement for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

Nasdaq Capital Market symbol	Our ADSs are listed for trading on the Nasdaq Capital Market under the symbol “CMMB.”

The information above is based on 11,404,515 ADSs outstanding as of April 24, 2022, and excludes the following:

●	1,513,263 ADSs issuable upon the exercise of outstanding options to purchase ADSs, at a weighted average exercise price of $7.31 per ADS;
●
a total of 460,696 of our ADSs were reserved for future issuance under our share incentive plans, as of April 24, 2022, as well as any automatic increases in the number of ADSs reserved for future issuance under the 2017 Equity-Based Incentive Plan (the “2017 Plan”); and

●
261,929 ADSs issuable upon the exercise of outstanding warrants to purchase ADSs at a weighted average exercise price of $17.35 per ADS, which warrants are expected to remain outstanding at the consummation of this offering.

To the extent that options and warrants outstanding as of April 24, 2022 may be exercised, investors purchasing our securities in this offering may experience further dilution.

RISK FACTORS

Investing in our ADSs may involve a high degree of risk. Before making an investment decision, you should carefully consider the risks described below as well as those discussed under “Risk Factors” in our most recent Annual Report on Form 10-K, any updates to those risks in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with all of the other information appearing in this prospectus supplement, the prospectus or incorporated by reference into this prospectus supplement, in light of your particular investment objectives and financial circumstances. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to our Securities and this Offering

Our management will have broad discretion in the use of the net proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management and board of directors will have broad discretion over the use of our net proceeds from this offering, and you will be relying on their judgment regarding the application of these proceeds, which can be different from that contemplated at the time of this offering. Our management and board of directors might not apply our net proceeds in ways that ultimately increase the value of your investment and we might not be able to yield a significant return, if any, on any investment of these net proceeds. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our products and cause the price of our ordinary shares to decline.

Because we do not intend to declare cash dividends on our ADSs in the foreseeable future, shareholders must rely on appreciation of the value of our ADSs for any return on their investment and may not receive any funds without selling their ADS/ordinary shares.

We have never declared or paid cash dividends on our ADSs and do not anticipate declaring or paying any cash dividends in the foreseeable future. As a result, we expect that only appreciation of the price of our ADSs, if any, will provide a return to investors in this offering for the foreseeable future. In addition, because we do not pay cash dividends, if our shareholders want to receive funds in respect of our ADSs, they must sell their ADSs to do so.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we expect to in the future offer additional ADSs or other securities convertible into or exchangeable for our ADSs. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ADSs or other securities convertible into or exchangeable for our ADSs in future transactions may be higher or lower than the price per share in this offering.

The actual number of shares we will issue under the sales agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver a placement notice at any time throughout the term of the sales agreement. The number of shares that are sold after delivering a placement notice will fluctuate based on the market price of the ADSs during the sales period and limits we set. Because the price per share of each share sold will fluctuate based on the market price of our ADSs during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued.

We presently anticipate that we will be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ordinary shares.

We would be classified as a passive foreign investment company (“PFIC”) for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of our gross income for such year is “passive income” (as defined in the relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”)) or (ii) 50% or more of the value of our assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. Passive income generally includes, among other things, rents, dividends, interest, royalties, gains from the disposition of passive assets, and gains from commodities and securities transactions. For purposes of this test, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation of which we own, directly or indirectly, at least 25% (by value) of the stock. Based on the nature, composition and value of our income, operations and assets currently and in the future, we presently anticipate that we will be a PFIC for United States federal income tax purposes for the current taxable year and in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position, and, therefore, there can be no assurance that we will not be classified as a PFIC in the current taxable year or in the future. Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder (as defined in “Certain Material U.S. Federal Income Tax Consequences”) if we are treated as a PFIC for any taxable year during which such United States holder holds our ordinary shares. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to their investment in our ordinary shares. For further discussion, see “Certain Material U.S. Federal Income Tax Consequences — Passive Foreign Investment Company Consequences.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the prospectus and the information incorporated by reference in this prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”) that involve substantial risks and uncertainties. Although our forward-looking statements reflect the good faith judgment of our management, these statements can only be based on facts and factors currently known by us. Consequently, these forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

All statements other than present and historical facts and conditions contained in this prospectus supplement, the prospectus and the information incorporated by reference in this prospectus supplement, including statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “objective,” “plan,” “potential,” “predict,” “should,” “will” and “would,” or the negative of these and similar expressions identify forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: the results of the strategic review that our board of directors initiated; the composition of our board of directors; the initiation, timing, progress and results of our preclinical studies and other therapeutic candidate development efforts; our ability to develop and advance a future therapeutic candidate into clinical trial or to successfully complete our preclinical studies; our receipt of regulatory approvals for a future therapeutic candidate, and the timing of other regulatory filings and approvals; the clinical development, commercialization and market acceptance of a future therapeutic candidate; our ability to establish and maintain corporate collaborations and integrate new therapeutic candidates and new personnel; the interpretation of the properties and characteristics of a future therapeutic candidates; the implementation of our business model and strategic plans for our business and future therapeutic candidates; the scope of protection we are able to establish and maintain for intellectual property rights covering future therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others; estimates of our expenses, future revenues, capital requirements and our needs for additional financing; risks relating to our ability to finance our activities and research programs, including a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3 whether pursuant to General Instruction I.B.6 or otherwise, or obtain additional financing in the future); our dependence on performance by third-party providers of services and supplies, including without limitation, clinical research organizations; the inherent risks and uncertainties in developing the types of preclinical products we are attempting to develop; competitive companies, technologies and our industry; risks related to our ability to maintain compliance with the continued listing standards of Nasdaq; and risks relating to changes in healthcare laws, rules and regulations in the United States or elsewhere. Risks related to previous announced combination with Chemomab including with respect to the change of our business prospects, new product candidates, and clinical development plans following such combination; risks related to a failure to complete the previous announced combination with Chemomab, including our ability to support our operation with limited cash runway.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	the results of the strategic review that our board of directors initiated;

•	the composition of our board of directors;

•	a limited operating history and funding, which may make it difficult to evaluate its prospects and likelihood of success;

•	our business is highly dependent on the success of its lead product candidate, CM-101, and any other product candidates that it advances into clinical studies;

•	our approach in the area of fibrotic diseases is novel and unproven and may not result in marketable products;

•	the initiation, timing, progress and results of our preclinical studies and other therapeutic candidate development efforts;

•	our ability to develop and advance a future therapeutic candidate into clinical trial or to successfully complete our preclinical studies;

•	additional costs or experience delays in completing the development and commercialization of CM-101 or any other product candidates;

•	our receipt of regulatory approvals for a future therapeutic candidate, and the timing of other regulatory filings and approvals;

•	the clinical development, commercialization and market acceptance of a future therapeutic candidate;

•
ongoing and future clinical studies may reveal significant adverse events or immunogenicity related responses and may result in a safety profile that could delay or prevent regulatory approval or market acceptance of its product candidate;

•	difficulties enrolling patients in our clinical studies, including due to COVID-19, its clinical development activities could be delayed or otherwise adversely affected;

•	our ability to establish and maintain corporate collaborations and integrate new therapeutic candidates and new personnel;

•	market opportunities for CM-101, if approved, may be smaller than we anticipate;

•
the interpretation of the properties and characteristics of a future therapeutic candidates, and we may not be successful in our efforts to identify or discover additional product candidates in the future;

•	the implementation of our business model and strategic plans for our business and future therapeutic candidates;

•	difficulties in managing our organizational growth, which could disrupt our operations;

•
the scope of protection we are able to establish and maintain for intellectual property rights covering future therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	risks related to the significant operating losses we have incurred since our inception and our expectation that we will incur continued losses for the foreseeable future;

•	risks relating to our ability to finance our activities and research programs;

•
inability to identify relevant third-party patents or the risk that we may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop, manufacture and market our  product candidates;

•	our dependence on performance by third-party providers of services and supplies, including without limitation, clinical research organizations;

•	the inherent risks and uncertainties in developing the types of preclinical products we are attempting to develop;

•	the substantial competition in our industry, which may result in others discovering, developing or commercializing products before or more successfully than ours;

•
even if CM-101 or any other product candidate we develop receives marketing approval, we may fail to achieve market acceptance by physicians, patients, third-party payors or others in the medical community necessary for commercial success;

•	risks related to our ability to maintain compliance with the continued listing standards of Nasdaq;

•	changes in patent laws or patent jurisprudence, which can diminish the value of patents in general, thereby impairing our ability to protect our product candidate;

•
regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for CM-101 or any other product candidates, our business will be substantially harmed;

•
obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions; and

•
even if we obtain regulatory approval for CM-101 or any product candidate, we will still face extensive and ongoing regulatory requirements and obligations and any product candidates, if approved, may face future development and regulatory difficulties

As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus supplement, the prospectus and the information incorporated by reference in this prospectus supplement and the prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus supplement, the prospectus and the information incorporated by reference in this prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus supplement, the prospectus and the information incorporated by reference in this prospectus supplement may contain market data and industry forecasts that were obtained from industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus supplement, the prospectus and the information incorporated by reference in this prospectus supplement is generally reliable, we have not independently verified any third-party information and cannot guarantee its accuracy and completeness.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date the statements were made, and while we believed such information formed a reasonable basis for such statements at the time they were made, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We currently expect to use the net proceeds from this offering for continued clinical development of our product candidates and for other general corporate purposes. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. Amounts and timing of our actual expenditures will depend upon a number of factors, including our sales, marketing and commercialization efforts, regulatory approval and demand for our product candidates, operating costs, among other factors. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Pending use of the net proceeds, we intend to invest any proceeds in a variety of capital preservation instruments, including short-term deposits and interest-bearing instruments.

MATERIAL TAX CONSIDERATIONS

The following is a brief summary of certain material tax consequences concerning the ownership and disposition of our securities by purchasers or holders of our securities. Because parts of this discussion are based on new or existing tax or other legislation that has not been subject to judicial or administrative interpretation, there can be no assurance that the views expressed herein will be accepted by the tax or other authorities in question. The summary below does not address all of the tax consequences that may be relevant to all purchasers or holders of our securities in light of each purchaser’s or holder’s particular circumstances and specific tax treatment. For example, the summary below does not address the tax treatment of residents of Israel and traders in securities who are subject to specific tax regimes. As individual circumstances may differ, holders of our securities should consult their own tax advisors as to United States, Israeli or other tax consequences of the purchase, ownership and disposition of our securities. This discussion is not intended, nor should it be construed, as legal or professional tax advice and it is not exhaustive of all possible tax considerations. Each individual should consult his or her own tax or legal advisor.

Israeli Taxation

Taxation of Capital Gains Applicable to Non-Israeli Shareholders

Israeli law generally imposes a capital gains tax on the sale of securities of an Israeli company, including securities traded on the TASE, on a recognized stock exchange outside Israel (such as Nasdaq) or on a regulated market (which includes a system through which securities are traded pursuant to rules prescribed by the competent authority in the relevant jurisdiction) in or outside Israel, a Recognized Exchange. The capital gains tax rate applicable to individuals upon the sale of such securities is such individual’s capital gain tax rate of 25%, or 30% with respect to an individual who meets the definition of a ‘Substantial Shareholder’ on the date of the sale of the securities or at any time during the 12 months period preceding such date (or claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares). A ‘Substantial Shareholder’ is defined as a person who, either alone or together with another person who collaborates with such person on a permanent basis , holds, directly or indirectly, at least 10% of any of the “means of control” of a company (including, among other things, the right to receive profits of the company, voting rights, the right to receive the company’s liquidation proceeds and the right to appoint a director).

Notwithstanding the foregoing, dealers in securities in Israel are taxed at regular tax rates applicable to business income (a corporate tax rate for a corporation and a marginal tax rate of up to 47% for an individual in 2022, excluding excess tax as discussed below) unless contrary provisions in a relevant tax treaty applies.

With respect to corporate investors, capital gain tax equal to the corporate tax rate (23% starting in 2018) will be imposed on the sale of our traded shares, unless contrary provisions in a relevant tax treaty applies.

Generally, a non-Israeli resident (whether an individual or a corporation) who derives capital gains from the sale of shares in an Israeli resident company purchased upon or after the registration of the shares on the TASE or on a regulated market outside of Israel (such as Nasdaq) will generally be exempt from Israeli capital gains tax, provided, among other things, that the shares were not held through a permanent establishment that the non-Israeli tax resident investor maintains in Israel.

However, non-Israeli resident corporations will not be entitled to the foregoing exemption if Israeli residents, whether directly or indirectly: (i) hold more than 25% of any of the means of control in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income. In addition, persons paying consideration for shares, including purchasers of shares, Israeli securities dealers effecting a transaction, or a financial institution through which securities being sold are held, are generally required to withhold tax at source upon the sale of publicly traded securities at a rate of 25% for individuals and at the corporate tax rate (23% starting 2018) for corporations. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains by providing a valid certificate from the Israel Tax Authority allowing for an exemption from withholding tax at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the Israel Tax Authority may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the Israel Tax Authority to confirm their status as non-Israeli resident, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

Income Taxes on Dividend Distribution to Non-Israeli Shareholders

Non-Israeli residents (whether individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%, unless relief is provided under the provisions of an applicable tax treaty between Israel and the shareholder’s country of residence (provided that a certificate from the Israel Tax Authority allowing for a reduced withholding tax rate or a tax exemption is obtained in advance). With respect to a person who is a Substantial Shareholder at the time of receiving the dividend or on any time during the preceding 12 months, the applicable tax rate is 30%.

In principle, non-Israeli residents (whether individuals or corporations) are generally subject to Israeli withholding tax on the receipt of dividends paid for publicly traded shares at the rate of 25% and at the rate of 30% on dividends paid to Substantial Shareholders. However, so long as the shares are registered with a Nominee Company, which is a company incorporated to be a holder of record and distribution agent of publicly traded or other securities in accordance with the Israeli Securities Law, the shares are generally subject to Israeli withholding tax at a rate of 25% (whether or not the recipient is a substantial shareholder), unless a different rate is provided under an applicable tax treaty (provided that a certificate from the Israel Tax Authority allowing for a reduced withholding tax rate is obtained in advance).

The distribution of dividends to non-Israeli residents (either individuals or corporations) from income derived from the Company’s Approved Enterprises or Benefited Enterprises during the applicable benefits period is subject to withholding tax at a rate of 15% subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate, 15%, or such lower rate as may be. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

A non-resident of Israel who has dividend and/or capital income derived from or accrued in Israel, from which the full amount of tax was withheld, is generally exempt from the duty to file tax returns in Israel in respect of such income, provided that: (i) such income was not derived from a business conducted in Israel by the taxpayer; (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed; and (iii) the taxpayer is not obligated to pay excess tax (as further explained below).

U.S. Israel Tax Treaty

The Convention between the Government of the State of Israel and the Government of the United States of America with Respect to Taxes on Income (the “Treaty”) is generally effective as of January 1, 1995. Under the Treaty, the maximum Israeli withholding tax on dividends paid to a holder of our ordinary shares who is a Treaty U.S. Resident (as defined below) is generally 25%. However, for dividends not generated by an Approved Enterprise, Benefited Enterprise or Preferred Enterprises and paid to a U.S. corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, the maximum rate of withholding tax is generally 12.5%, provided that not more than 25% of the gross income of the Israeli resident paying corporation for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Benefited Enterprise or Preferred Enterprise are not entitled to such reduction under such tax treaty but are subject to withholding tax at the rate of 15% or 20% for such a United States corporate shareholder, provided that the conditions related to the holding of 10% of our voting capital and to our gross income for the previous year (as set forth in the previous sentence) are met. The aforementioned rates under the Treaty would not apply if the dividend income is derived through a permanent establishment of the U.S. resident in Israel.

Pursuant to the Treaty, the sale, exchange or disposition of our ordinary shares by a person who qualifies as a resident of the United States within the meaning of the Treaty that holds the shares as a capital asset, and who is entitled to claim the benefits afforded to such residents under the Treaty a (“Treaty U.S. Resident”) generally will not be subject to the Israeli capital gains tax unless, inter alia: (i) such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting power of the Company during any part of the 12-month period preceding such sale, exchange or disposition subject to certain conditions; (ii) the capital gain arising from such sale, exchange or disposition can be attributable to a permanent establishment of the shareholder maintained in Israel, under certain terms; (iii) such U.S. resident is an individual and was present in Israel for a period or periods aggregating to 183 days or more during the relevant taxable year; (iv) the capital gains arising from such sale, exchange or disposition is attributed to real estate located in Israel, or (v) the capital gain arising from such sale, exchange or disposition is attributed to royalties. A sale, exchange or disposition of our ordinary shares by a Treaty U.S. Resident who holds, directly or indirectly, shares representing 10% or more of the voting power of the Company at any time during such preceding 12-month period would not be exempt under the Treaty from such Israeli tax; however, under the Treaty, U.S. Resident would be permitted to claim a credit for such taxes against U.S. federal income tax imposed on any gain from such sale, exchange or disposition, under the circumstances and subject to the limitations specified in the Treaty and U.S. domestic law.

Excess Tax

Individuals who are subject to tax in Israel are also currently subject to an additional tax at a rate of 3% on annual income exceeding NIS 663,240 for 2022, which amount is linked to the annual change in the Israeli Consumer Price Index, including, but not limited to, dividends, interest and capital gain.

Certain Material U.S. Federal Income Tax Consequences

General

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of our ordinary shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase ordinary shares pursuant to this offering and hold such ordinary shares as capital assets within the meaning of Section 1221 of the Code. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, financial institutions, insurance companies, broker-dealers and traders in securities, commodities or currencies, persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, individual retirement accounts or other tax deferred accounts, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold ordinary shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment, persons who received their ordinary shares as compensatory payments, persons that have a “functional currency” other than the U.S. dollar, persons that own or are treated for tax purposes as owning directly, indirectly or through attribution 10% or more of our shares by vote or value, persons who are subject to special tax accounting under Section 451(b) of the Code, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships and other pass-through entities and arrangements that are classified as partnerships for U.S. federal income tax purposes, and investors in such pass-through entities, holders receiving or holding ordinary shares in connection with the performance of services, and any holders that are not U.S. Holders). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of ordinary shares that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ordinary shares, the U.S. federal income tax consequences relating to an investment in the ordinary shares will depend in part upon the status and activities of such entity or arrangement and the particular partner. Any such entity or arrangement should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of ordinary shares.

Persons considering an investment in ordinary shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of ordinary shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a PFIC, for any taxable year in which either (1) at least 75% of its gross income is “passive income”, the PFIC income test, or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income, the PFIC asset test. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Our status as a PFIC will depend on the nature and composition of our income and the nature, composition and value of our assets (which may be determined based on the fair market value of each asset, with the value of goodwill and going concern value being determined in large part by reference to the market value of our common shares, which may be volatile). Based upon the value of our assets, including any goodwill and the nature and composition of our income, we believe that we were classified as a PFIC for the taxable year ended December 31, 2021. Furthermore, we presently anticipate that we will be classified as a PFIC for the current taxable year ending December 31, 2022 based upon the expected value of our assets, including goodwill, and the expected nature and composition of our income and assets. Our status as a PFIC is a fact-intensive determination made on an annual basis after the end of each taxable year. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Our U.S. counsel expresses no opinion with respect to our PFIC status for any period.

Subject to the discussion below relating to the making of a QEF election or a mark-to-market election by a U.S. Holder, if we are a PFIC in any taxable year during which a U.S. Holder owns ordinary shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for the ordinary shares, and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of the ordinary shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for ordinary shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds ordinary shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds the ordinary shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to the ordinary shares. If the election is made, the U.S. Holder will be deemed to sell the ordinary shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s ordinary shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds ordinary shares and one of our non-U.S. corporate subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to our non-U.S. subsidiaries.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid application of the PFIC tax consequences described above in respect to our ordinary shares by making a timely QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge. It should be noted that dividends paid by a PFIC would generally not qualify for the preferred capital gains rates discussed above. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS.

A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from us. If we determine we are a PFIC for any taxable year, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to our Class A ordinary shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares), any gain recognized on the sale of our Class A ordinary shares generally will be taxable as capital gain and no interest charge will be imposed under the PFIC rules. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules.

Although a determination as to our PFIC status will be made annually, an initial determination that our company is a PFIC will generally apply for subsequent years to a U.S. Holder who held our ordinary shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to our ordinary shares for any taxable year of us that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and the U.S. Holder holds our ordinary shares, the PFIC rules discussed above will continue to apply to such ordinary shares unless the holder makes a “deemed sale” election under the PFIC rules. If the U.S. Holder makes such a deemed sale election, the U.S. Holder may thereafter make a QEF election. The deemed sale election creates a deemed sale of such ordinary shares at their fair market value. The gain recognized by the deemed sale election attributable to the pre-QEF election period will be subject to the special tax and interest charge rules treating the gain as an excess distribution under the general PFIC rules described above. As a result of the deemed sale election, the U.S. Holder will have a new basis and holding period in the ordinary shares for purposes of the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

Alternatively, if we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on ordinary shares if such U.S. Holder makes a valid “mark-to-market” election for our ordinary shares. A mark-to-market election is available to a U.S. Holder only for “marketable stock.” Our ordinary shares will be marketable stock as long as they remain listed on The Nasdaq Capital Market and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. If a mark-to-market election is in effect, a U.S. Holder generally would take into account, as ordinary income for each taxable year of the U.S. holder, the excess of the fair market value of ordinary shares held at the end of such taxable year over the adjusted tax basis of such ordinary shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such ordinary shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in ordinary shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of ordinary shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss.

A mark-to-market election will not apply to ordinary shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any non-U.S. subsidiaries that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we may organize or acquire in the future notwithstanding the U.S. Holder’s mark-to-market election for the ordinary shares.

Each U.S. person that is an investor of a PFIC is generally required to file an annual information return on IRS Form 8621 containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of ordinary shares, the consequences to them of an investment in a PFIC, any elections available with respect to the ordinary shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of ordinary shares of a PFIC.

Distributions

Subject to the discussion above under “—Passive Foreign Investment Company Consequences,” a U.S. Holder that receives a distribution with respect to ordinary shares generally will be required to include the gross amount of such distribution (before reduction for any Israeli withholding taxes withheld therefrom) in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s ordinary shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s ordinary shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

Dividends paid to non-corporate U.S. Holders by a “qualified foreign corporation” are eligible for taxation at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain requirements are met. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “—Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends with regard to its particular circumstances.

A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on ordinary shares that are readily tradable on an established securities market in the United States. We believe that we qualify as a resident of Israel for purposes of, and are eligible for the benefits of, the Treaty, although there can be no assurance in this regard. Further, the IRS has determined that the Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange of information provision. Therefore, subject to the discussion above under “—Passive Foreign Investment Company Consequences,” if the Treaty is applicable, such dividends will generally be “qualified dividend income” in the hands of individual U.S. Holders, provided that certain conditions are met.

Distributions on ordinary shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Subject to applicable limitations, some of which vary depending upon a U.S. Holder’s particular circumstances, Israeli income taxes withheld from dividends on our common shares at a rate not exceeding the rate provided by the Treaty (assuming such U.S. Holder is eligible for the benefits of the Treaty) will be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Israeli income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale, Exchange or Other Disposition of Ordinary Shares

Subject to the discussion above under “—Passive Foreign Investment Company Consequences,” a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of ordinary shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in the ordinary shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, the ordinary shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of ordinary shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Disposition of Foreign Currency

U.S. Holders are urged to consult their tax advisors regarding the tax consequences of receiving, converting or disposing of any non-U.S. currency received as dividends on ordinary shares or on the sale or retirement of ordinary shares.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of ordinary shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in ordinary shares.

Information Reporting and Backup Withholding

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in ordinary shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “Passive Foreign Investment Company Consequences,” each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 for ordinary shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

Dividends on and proceeds from the sale or other disposition of ordinary shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding (currently at a rate of 24%) may apply to amounts subject to reporting if the holder (1) fails to provide an accurate United States taxpayer identification number or otherwise establish a basis for exemption, or (2) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

DILUTION

If you invest in our ADSs in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per ordinary share after this offering. Net tangible book value per ordinary share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets, and dividing this amount by the number of ADSs outstanding. Our net tangible book value as of December 31, 2021 was approximately $61.5 million, or $5.39 per ADS.

After giving effect to the sale of 5,346,608 ADSs in this offering at an assumed public offering price of $3.39 per ADSs, which was the last reported sale price of our ADSs on the Nasdaq Capital Market on April 22, 2022, and after deducting commissions and other estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2021 would have been approximately $79.0 million, or $4.71 per ADS. This amount represents an immediate dilution in the net tangible book value of $0.68 per ADS to our existing shareholders and an immediate increase in net tangible book value of $1.32 per ADS to new investors purchasing ADSs in this offering. The following table illustrates this per ADS dilution:

Assumed offering price per ADS		$3.39
Net tangible book value per ADS as of December 31 , 2021	$5.39
Net dilution in net tangible book value per ADS attributable to existing shareholders	$(0.68)
As adjusted net tangible book value per ADS after this offering		$4.71
Net increase in net tangible book value per ADS to new investors in this offering		$1.32

The table above assumes for illustrative purposes that an aggregate of 5,346,608 ADSs are sold at a price of $3.39 per ADS, the last reported sales price of our ADSs on the Nasdaq Capital Market on April 22, 2022, for aggregate gross proceeds of approximately $18.1 million. The ADSs sold in this offering, if any, will be sold from time to time at various prices.

The information above is based on 11,404,515 ADSs outstanding as of April 24, 2022, and excludes the following:

●	1,511,973 ADSs issuable upon the exercise of outstanding options to purchase ADSs, at a weighted average exercise price of $7.32 per ADS;
●
a total of 461,985 of our ADSs were reserved for future issuance under our share incentive plans, as of April 24, 2022, as well as any automatic increases in the number of ADSs reserved for future issuance under 2017 Plan; and

●
261,929 ADSs issuable upon the exercise of outstanding warrants to purchase ADSs at a weighted average exercise price of $17.35 per share, which warrants are expected to remain outstanding at the consummation of this offering.

To the extent that options and warrants outstanding as of April 24, 2022 may be exercised, investors purchasing our securities in this offering may experience further dilution.

PLAN OF DISTRIBUTION

We have entered into a Controlled Equity OfferingSM Sales Agreement (the “sales agreement”), with Cantor Fitzgerald, under which we may offer and sell our ADSs having an aggregate gross sales price of up to $75 million from time to time through Cantor Fitzgerald acting as sales agent. The sales agreement has been filed as an exhibit to the registration statement on Form S-3 of which this prospectus supplement forms a part.

Upon delivery of a placement notice and subject to the terms and conditions of the sales agreement, the sales agent may sell our ADSs by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act, including sales made directly on the Nasdaq Capital Market. We may instruct the sales agent not to sell our ADSs if the sales cannot be effected at or above the price designated by us from time to time. We or the sales agent may suspend the offering of our ADSs upon notice and subject to other conditions.

We will pay the sales agent commissions, in cash, for its services in acting as agent in the sale of our ADSs. The sales agent will be entitled to compensation at a fixed commission rate of 3.0% of the aggregate gross sales price per ADS sold. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse the sales agent for certain specified expenses, including the fees and disbursements of its legal counsel in an amount not to exceed $75,000. We estimate that the total expenses for the offering, excluding compensation and reimbursements payable to the sales agent under the terms of the sales agreement, will be approximately $60,000.

Settlement for sales of ADSs will occur on the second trading day following the date on which any sales are made, or on some other date that is agreed upon by us and the sales agent in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our ADSs as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the sales agent may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The sales agent will use its commercially reasonable efforts, consistent with its sales and trading practices, to solicit offers to purchase the ADSs under the terms and subject to the conditions set forth in the sales agreement. In connection with the sale of the ADSs on our behalf, the sales agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the sales agent will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agent against certain civil liabilities, including liabilities under the Securities Act.

The offering of our ADSs pursuant to the sales agreement will terminate upon the termination of the sales agreement as permitted therein. We and the sales agent may each terminate the sales agreement at any time upon ten days’ prior notice.

The sales agent and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees.

This prospectus supplement, and any supplement thereto, in electronic format may be made available on a website maintained by Cantor Fitzgerald and Cantor Fitzgerald may distribute this prospectus supplement, any supplement thereto, electronically.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and any Israeli experts named in this prospectus supplement, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a significant number of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Chemomab Therapeutics, Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with any offering described in this prospectus supplement. The address of our agent is One Kendall Square, Building 1400E, Suite 14-105 Cambridge, MA 02139.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;
●
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);
●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;
●	the judgment was obtained by fraud;
●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;
●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;
●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or
●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement and the prospectus have been passed upon by Meitar | Law Offices, Ramat Gan, Israel. Certain matters of U.S. federal law have been passed upon for us by Greenberg Traurig, P.A. Cantor Fitzgerald & Co. is being represented in connection with this offering by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. with respect to U.S. federal law and Agmon & Co. Rosenberg Hacohen & Co. with respect to Israeli law.

EXPERTS

The consolidated financial statements of Chemomab Therapeutics Ltd. (formerly Anchiano Therapeutics Ltd.) as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Chemomab Ltd. as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at www.chemomab.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act, relating to the securities offered under this prospectus supplement and the prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities offered hereby. This prospectus supplement does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above, or for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our website, www.chemomab.com.

The information contained on, or accessible through, our website does not form a part of this prospectus supplement or the prospectus and is not incorporated by reference herein or therein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 30, 2022;

●
The description of our share capital, which is set forth in exhibit 4.1 of our annual report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2022, and as may be further updated or amended in any amendment or report filed for such purpose.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus supplement and the prospectus will be deemed to be modified or superseded for the purposes of this prospectus supplement and the prospectus to the extent that a later statement incorporated by reference in this prospectus supplement modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the prospectus. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement or the date of the documents incorporated by reference in this prospectus supplement.

We will provide without charge to each person to whom a copy of this prospectus supplement and the prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus supplement). Any such request should be addressed to us at: Kiryat Atidim, Building 7, Tel Aviv 6158002, Israel, Attention: Barbara Lindheim, Consulting Vice President, Investor & Public Relations, Strategic Communications, or made by phone at +1-917-355-9234. You may also access the documents incorporated by reference in this prospectus supplement through our website at www.chemomab.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus supplement or the registration statement of which it forms a part.

Up to $18,125,000

American Depositary Shares

PROSPECTUS SUPPLEMENT

April 25, 2022